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                                               UNITED STATES
                                    SECURITIES AND EXCHANGE COMMISSION
                                          Washington, D.C. 20549







                              INITIAL SCHEDULE 13G




                    Under the Securities Exchange Act of 1934



                                 Securacom, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)
                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)
                                    813912102
--------------------------------------------------------------------------------
                                 (CUSIP Number)



Check here if a fee is being paid with this statement: (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                                PAGE 1 OF 9 PAGES



---------------------------------------                                         --------------------------------------
CUSIP No.   813912102                                    13G                    Page  2  of  9  Pages
---------------------------------------                                         --------------------------------------

--------- ---------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          John Hancock Mutual Life Insurance Company
          I.R.S. No. 04-1414660

--------- ---------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|

          N/A                                                                    (b)  |_|

--------- ---------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY


--------- ---------------------------------------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Commonwealth of Massachusetts

--------- ---------------------------------------------------------------------------------------------------------------
                   -------- ---------------------------------------------------------------------------------------------
                      5     SOLE VOTING POWER
    Number of
     Shares                 -0-

                   -------- ---------------------------------------------------------------------------------------------

  Beneficially        6     SHARED VOTING POWER
    Owned by
      Each                  -0-

                   -------- ---------------------------------------------------------------------------------------------

    Reporting         7     SOLE DISPOSITIVE POWER
     Person
      With                  -0-

                   -------- ---------------------------------------------------------------------------------------------

                      8     SHARED DISPOSITIVE POWER

                            -0-

                   -------- ---------------------------------------------------------------------------------------------
--------- ---------------------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          None,  except  through its  indirect,  wholly-owned  subsidiary,  John
          Hancock Advisers, Inc.


--------- ---------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          N/A

--------- ---------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          See line 9, above.


--------- ---------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IC, IA, HC

--------- ---------------------------------------------------------------------------------------------------------------
                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                                 PAGE 2 OF 9 PAGES





---------------------------------------                                         --------------------------------------
CUSIP No.   813912102                                    13G                    Page  3  of  9  Pages
---------------------------------------                                         --------------------------------------

--------- ---------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          John Hancock Subsidiaries, Inc.
          I.R.S. No. 04-2687223
--------- ---------------------------------------------------------------------------------------------------------------

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|

          N/A                                                                    (b)  |_|

--------- ---------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY


--------- ---------------------------------------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

--------- ---------------------------------------------------------------------------------------------------------------
                   -------- ---------------------------------------------------------------------------------------------
                      5     SOLE VOTING POWER
    Number of
     Shares                 -0-

                   -------- ---------------------------------------------------------------------------------------------

  Beneficially        6     SHARED VOTING POWER
    Owned by
      Each                  -0-

                   -------- ---------------------------------------------------------------------------------------------

    Reporting         7     SOLE DISPOSITIVE POWER
     Person
      With                  -0-

                   -------- ---------------------------------------------------------------------------------------------

                      8     SHARED DISPOSITIVE POWER

                            -0-

                   -------- ---------------------------------------------------------------------------------------------
--------- ---------------------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          None,  except  through its  indirect,  wholly-owned  subsidiary,  John
          Hancock Advisers, Inc.
--------- ---------------------------------------------------------------------------------------------------------------

   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          N/A
--------- ---------------------------------------------------------------------------------------------------------------

   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          See line 9, above.

--------- ---------------------------------------------------------------------------------------------------------------

   12     TYPE OF REPORTING PERSON*

          HC

--------- ---------------------------------------------------------------------------------------------------------------
                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                                 PAGE 3 OF 9 PAGES





---------------------------------------                                         --------------------------------------
CUSIP No.   813912102                                    13G                    Page  4  of  9  Pages
---------------------------------------                                         --------------------------------------

--------- ---------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          The Berkeley Financial Group
          I.R.S. No. 04-3145626

--------- ---------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|

          N/A                                                                    (b)  |_|

--------- ---------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY


--------- ---------------------------------------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Commonwealth of Massachusetts

--------- ---------------------------------------------------------------------------------------------------------------
                   -------- ---------------------------------------------------------------------------------------------
                      5     SOLE VOTING POWER
    Number of
     Shares                 -0-

                   -------- ---------------------------------------------------------------------------------------------

  Beneficially        6     SHARED VOTING POWER
    Owned by
      Each                  -0-

                   -------- ---------------------------------------------------------------------------------------------

    Reporting         7     SOLE DISPOSITIVE POWER
     Person
      With                  -0-

                   -------- ---------------------------------------------------------------------------------------------

                      8     SHARED DISPOSITIVE POWER

                            -0-

                   -------- ---------------------------------------------------------------------------------------------
--------- ---------------------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          None,  except  through its  indirect,  wholly-owned  subsidiary,  John
          Hancock Advisers, Inc.
--------- ---------------------------------------------------------------------------------------------------------------

   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          N/A

--------- ---------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          See line 9, above.


--------- ---------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          HC

--------- ---------------------------------------------------------------------------------------------------------------
                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                                 PAGE 4 OF 9 PAGES





---------------------------------------                                         --------------------------------------
CUSIP No.   813912102                                    13G                    Page  5  of  9  Pages
---------------------------------------                                         --------------------------------------

--------- ---------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          John Hancock Advisers, Inc.
          I.R.S. No. 04-2441573


--------- ---------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|

          N/A                                                                    (b)  |_|

--------- ---------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY

--------- ---------------------------------------------------------------------------------------------------------------
--------- ---------------------------------------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

--------- ---------------------------------------------------------------------------------------------------------------
                   -------- ---------------------------------------------------------------------------------------------
                      5     SOLE VOTING POWER
    Number of
     Shares                 323,400


                   -------- ---------------------------------------------------------------------------------------------
  Beneficially        6     SHARED VOTING POWER
    Owned by
      Each
                            -0-

                   -------- ---------------------------------------------------------------------------------------------
    Reporting         7     SOLE DISPOSITIVE POWER
     Person
      With                  323,400


                   -------- ---------------------------------------------------------------------------------------------
                      8     SHARED DISPOSITIVE POWER

                            -0-

                   -------- ---------------------------------------------------------------------------------------------
--------- ---------------------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          323,400

--------- ---------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          N/A
--------- ---------------------------------------------------------------------------------------------------------------

   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          5.2%


--------- ---------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IA

--------- ---------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                PAGE 5 OF 9 PAGES

         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Six copies of this statement, including all exhibits, should be filed with the Commission.

     Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

         Item 1(a)    Name of Issuer:
                      Securacom, Inc.

         Item 1(b)    Address of Issuer's Principal Executive Offices:
                      50 Tice Blvd.
                      Woodcliff Lake, NJ   07675

         Item 2(a)    Name of Person Filing:
                      This filing is made on behalf of John Hancock Mutual Life Insurance Company ("JHMLICO"), JHMLICO's direct, wholly-owned subsidiary, John Hancock Subsidiaries, Inc. ("JHSI"), JHSI's direct, wholly-owned subsidiary, The Berkeley Financial Group ("TBFG") and TBFG's wholly-owned subsidiary, John Hancock Advisers, Inc. ("JHA").

         Item 2(b)    Address of the Principal Offices:
                      The principal business offices of JHMLICO and JHSI are located at John Hancock Place, P.O. Box 111, Boston, MA 02117. The principal business offices of TBFG and JHA are located at 101 Huntington Avenue, Boston, Massachusetts 02199.

         Item 2(c)    Citizenship:
                      JHMLICO and TBFG were organized and exist under the laws of the Commonwealth of Massachusetts. JHSI and JHA were organized and exist under the laws of the State of Delaware.

         Item 2(d)    Title of Class of Securities:
                      Common Stock

         Item 2(e)    CUSIP Number:
                      813912102

         Item 3 If the Statement is being filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

                      JHMLICO: (c) (X) Insurance Company as defined in ss.3 (a)
                                       (19) of the Act.

                               (e) (X)  Investment  Adviser  registered under
                                        ss.203  of  the   Investment Advisers
                                        Act of 1940.

                               (g) (X) Parent Holding Company, in accordance with ss.240.13d-1(b)(ii)(G).

                      JHSI:    (g) (X) Parent Holding Company, in accordance
                                       with ss.240.13d-1(b)(ii)(G).

                      TBFG:    (g) (X) Parent Holding Company, in accordance
                                       with ss.240.13d-1(b)(ii)(G).

                      JHA:     (e) (X) Investment Adviser registered under
                                       ss.203 of the Investment Advisers Act
                                       of 1940.


                                            PAGE  6  OF  9  PAGES

         Item 4       Ownership:

                      (a) Amount Beneficially Owned: JHA has direct beneficial ownership of 323,400 shares of Common Stock. Through their parent-subsidiary relationship to JHA, JHMLICO, JHSI and TBFG have indirect, beneficial ownership of these same shares.

                      (b)    Percent of Class:  5.2%

                      (c) (i) sole power to vote or to direct the vote:  JHA has sole power to vote or direct the vote of the 323,400 shares of Common Stock under the Advisory Agreements as follows:

                                                                  Date of
                                                Number            Advisory
  Fund Name                                     of  Shares        Agreement

  John Hancock Maritime Life Discovery Fund     9,800              May 11, 1994
  Group Indosuez Funds, North American
  Smaller Companies, Portfolio                  15,200             May 20, 1997
  John Hancock Variable Series Trust 1-
  Small Cap Growth Portfolio                    27,900           March 29, 1996
  John Hancock Growth Fund                       5,300         December 5, 1997
  John Hancock Special Value Fund                1,700          October 1, 1993
  John Hancock Global Technology Fund            9,200         December 2, 1996
  John Hancock Emerging Growth Fund            235,600         December 2, 1996
  John Hancock Growth and Income Fund           16,700        December 22, 1994
  John Hancock Small Capitalization
  Value Fund                                       200            April 3, 1995
  John Hancock Small Capitalization
  Growth Fund                                    1,800        December 11, 1995
  V.A. Emerging Growth Fund                      1,800          August 29, 1996
  V.A. Growth Fund                               3,900          August 29, 1996

                      (ii)   shared power to vote or to direct the vote:   -0-

                      (iii) sole power to dispose or to direct the disposition of: JHA has sole power to dispose or to direct the disposition of the 323,400 shares of Common Stock under the Advisory Agreements noted in Item 4(c)(i) above.

                      (iv)   shared power to dispose or to direct the
                             disposition of:     -0-

         Item 5       Ownership of Five Percent or Less of a Class:
                      Not applicable.

         Item 6       Ownership of More than Five Percent on Behalf of Another
                      Person:  See Item 4.

         Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:
                      See Items 3 and 4 above.

         Item 8       Identification and Classification of Members of the Group:
                      Not applicable.

         Item 9       Notice of Dissolution of a Group:
                      Not applicable.



                                PAGE 7 OF 9 PAGES

         Item 10      Certification:
                      By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


                                                     SIGNATURE

         After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


                                    John Hancock Mutual Life Insurance Company
                                    By:      /s/John T. Farady
                                             -----------------------------------
                                    Name:    John T. Farady
Dated: January 27, 1998             Title:   Senior Vice President & Treasurer


                                    John Hancock Subsidiaries, Inc.
                                    By:      /s/John T. Farady
                                             -----------------------------------
                                    Name:    John T. Farady
Dated: January 27, 1998             Title:   Treasurer


                                    The Berkeley Financial Group
                                    By:      /s/Susan S. Newton
                                             -----------------------------------
                                    Name:    Susan S. Newton
Dated: January 27, 1998             Title:   Vice President


                                    John Hancock Advisers, Inc.
                                    By:      /s/Susan S. Newton
                                             -----------------------------------
                                    Name:    Susan S. Newton
Dated: January 27, 1998             Title:   Vice President


                                                 PAGE 8 OF 9 PAGES

EXHIBIT A

                                              JOINT FILING AGREEMENT

         John Hancock Mutual Life Insurance Company, John Hancock Subsidiaries, Inc., The Berkeley Financial Group and John Hancock Advisers, Inc. agree that the Initial Schedule 13G, to which this Agreement is attached, relating to the Common Stock of Securacom, Inc. is filed on behalf of each of them.



                                    John Hancock Mutual Life Insurance Company
                                    By:      /s/John T. Farady
                                             -----------------------------------
                                    Name:    John T. Farady
Dated: January 27, 1998             Title:   Senior Vice President & Treasurer


                                    John Hancock Subsidiaries, Inc.
                                    By:      /s/John T. Farady
                                             -----------------------------------
                                    Name:    John T. Farady
Dated: January 27, 1998             Title:   Treasurer


                                    The Berkeley Financial Group
                                    By:      /s/Susan S. Newton
                                             -----------------------------------
                                    Name:    Susan S. Newton
Dated: January 27, 1998             Title:   Vice President


                                    John Hancock Advisers, Inc.
                                    By:      /s/Susan S. Newton
                                             -----------------------------------
                                    Name:    Susan S. Newton
Dated: January 27, 1998             Title:   Vice President




                                                 PAGE 9 OF 9 PAGES